UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2009
LIBERATOR MEDICAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-05663	87-0267292

(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2979 SE Gran Park Way, Stuart, Florida 34997

(Address of Principal Executive Offices)
(772) 287-2414

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers
On October 29, 2009, Joseph D. Farish, Jr., was appointed to the Board of Directors of Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”).
As compensation for his services as a director, Mr. Farish will receive an annual fee of $10,000, payable quarterly, and an option vesting over two years to purchase 50,000 shares of common stock at the current OTCBB market price. Mr. Farish’s biographical information is set forth below.
Mr. Farish is a graduate of the University of Florida Law School. He has been a member of the Florida Bar for more than 59 years, specializing in litigation, principally in the areas of personal injury, wrongful death, commercial litigation, probate and matrimonial law. Identified with several high-profile cases, including Mary Alice Firestone, Roxanne Pulitzer and Mark Baltes, he has been a continuous sustaining member of the Association of Trial Lawyers of America and the Academy of Florida Trial Lawyers since their respective inceptions. Serving as Municipal Judge for the City of West Palm Beach for five years, he was admitted to practice in the Southern District Court in 1947, the United States Court of Appeals, Eleventh Circuit, in 1986, and the Supreme Court of the United States in October 1960. Mr. Farish is a major landholder and developer, building luxury homes in Palm Beach and Manalapan. Formerly the owner of North Palm Beach Lincoln Mercury in North Palm Beach and 1,500 acres of citrus on two extensive ranches, he is the sole owner of Denco Inc., a conglomerate corporation consisting of citrus, cattle and land development, as well as approximately half a city block of commercial property in downtown West Palm Beach across from the Palm Beach County Courthouse. Mr. Farish serves on numerous boards and has been a community activist for more than 50 years.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERATOR MEDICAL HOLDINGS, INC. Registrant
Dated: November 4, 2009	/s/ Mark A. Libratore
Mark A. Libratore, President

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